EXHIBIT 99.1

EDCI Holdings, Inc. Announces Interim Injunction Settlement with Universal International Music B.V. on NDU Matter

NEW YORK, Monday, August 23, 2010 /PRNewswire / -- EDCI Holdings, Inc. (Nasdaq: EDCI) ("the Company" or “EDCI”), the majority shareholder of Entertainment Distribution Company, LLC (“EDC”), a European provider of supply chain services to the optical disc market, today announced the following update with regard to the previously disclosed interim injunction proceedings related to Universal International Music B.V. (“UIM”), EDC’s largest customer.

As previously disclosed, in April 2010, UIM indicated to EDC’s Hannover, Germany subsidiary (“EDC Hannover”) its intent to procure the distribution of certain units currently serviced in accordance with the EDC / UIM Distribution Agreement, from third parties before the end of 2010 (the “NDU Plan”).  EDC Hannover believes UIM’s plans would result in the removal of approximately 40% of the annual distribution volume EDC Hannover previously has provided to UIM.  However, based on correspondence from UIM citing their legal grounds for their plan, and after consultation with counsel, EDC Hannover believes that substantially all of such units are part of the contractually committed volumes under the appropriate agreements, and thus EDC Hannover determined to pursue legal remedies should UIM order such units from third parties, including seeking injunctive relief as well as by pursuing arbitration.  In addition, EDC Hannover engaged in discussions with UIM to determine if there is a commercial solution, but those discussions were unsuccessful.    As the removal of 40% of UIM’s distribution volume constitutes approximately 37% of EDC Hannover’s (and thus EDC’s) overall distribution volume, if UIM began to order such volumes from third parties, and based on the high fixed cost nature of EDC’s operations, UIM’s actions could have a material adverse effect on EDC’s profitability.

On August 4, 2010, EDC Hannover initiated interim injunction proceedings before the District Court in Utrecht, the Netherlands, requesting an order to prohibit UIM from procuring any International NDU Units from a third party pending arbitration on the matter in accordance with the relevant supply agreements. The hearing was set for August 18, 2010.

However, on August 18, 2010, shortly before the hearing, UIM and EDC entered into an interim settlement agreement initiated by UIM pursuant to which both parties agreed to expedited arbitration on the matter, UIM agreed not to implement its NDU Plan pending the conclusion of arbitration on the matter, and EDC has therefore withdrawn the interim injunction proceedings and agreed to expedited arbitration.  Notwithstanding the interim settlement agreement, both parties have reserved all rights with regard to final resolution in the arbitration.  In particular, UIM reserved the right to seek as damages in arbitration any fees paid to EDC during the interim period for the contested volume.

The parties are currently establishing a schedule for the arbitration.  EDC does not believe UIM’s claim has merit and intends to vigorously defend its position in arbitration but at this early stage in these matters, EDC is not able to assess the likelihood of a favorable outcome.

About EDCI Holdings, Inc.
EDCI Holdings, Inc. (Nasdaq: EDCI) is engaged in carrying-out its Plan of Complete Liquidation and Dissolution (“Plan of Dissolution”) that was approved by EDCI’s shareholders on January 7, 2010. EDCI is also the majority equity-holder of Entertainment Distribution Company, LLC (“EDC”), a European provider of supply chain services to the optical disc market. For more information, please visit www.edcih.com.

Cautionary Statement About Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 in regards to future sales volumes and operating results, and are based upon EDCI’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially.  Actual results may differ materially from the results predicted.  EDCI assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.

Source: EDCI Holdings, Inc.

CONTACT: Matt Behrent (646) 201-9549

Web site: www.edcih.com